Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

RARE ELEMENT RESOURCES LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (4)
Newly Registered Shares
Fees to be paid	Debt	Senior Debt Securities	Rule 457(o)	(2)	(3)	(2)	—	—
	Debt	Subordinated Debt Securities	Rule 457(o)	(2)	(3)	(2)	—	—
	Equity	Common Shares, no par value	Rule 457(o)	(2)	(3)	(2)	—	—
	Other	Warrants	Rule 457(o)	(2)	(3)	(2)	—	—
	Other	Units	Rule 457(o)	(2)	(3)	(2)	—	—
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 457(o)	(2)	(3)	$150,000,000.00	$153.10 per $1,000,000	$22,965.00
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$150,000,000.00		$150,000,000.00
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$22,965.00

(1)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), such additional number of the registrant’s common shares that may become issuable as a result of any stock split, stock dividend or similar transaction.
(2)	An indeterminate aggregate offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices, with a maximum aggregate offering price not to exceed $150,000,000. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities.
(3)	The proposed maximum offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Item 16(b) of Form S-3 under the Securities Act.
(4)	Pursuant to Rule 457(o) under the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price.